Exhibit 99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period from to

Commission file number 1-8198

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                                                                                              HSBC FINANCE CORPORATION

                                                                                                              2700 Sanders Road

                                                                                                              Prospect Heights, Illinois 60070

As of March 28, 2003, all shares of Household International, Inc. common stock held by the plan were converted to American depository shares of HSBC Holdings plc (“HSBC”). HSBC’s executive offices are located at 8 Canada Square, London E14 5HQ, United Kingdom.

Financial Statements and Exhibits

Page Number

(a)		Financial Statements

	1.	Report of Independent Registered Public Accounting Firm - as of and for the years ended December 31, 2005 and 2004	F-1

	2.	Statements of Net Assets Available for Plan Benefits as of December 31, 2005 and 2004	F-2

	3.	Statements of Changes in Net Assets Available for Plan Benefits for each of the years in the two year period ended December 31, 2005	F-3

	4.	Notes to Financial Statements	F-4

(b)		Supplemental Schedules

		Schedule H - Line 4i - Schedule of Assets Held (As of December 31, 2005)	F-10

		Schedule H - Line 4j - Schedule of Reportable Transactions (For the Year Ended December 31, 2005)	F-11

(c)		Additional Information - Legal Proceedings	F-12

(d)		Exhibit

	1.	23(a) Consent of Independent Registered Public Accounting Firm - KPMG LLP	F-13

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

HSBC-North America (U.S.) Tax Reduction Investment Plan

Date: July 13, 2006	By:	/s/ Steve B. Gonabe
Senior Executive - Administration of HSBC Finance Corporation

Form 11-K

Report of Independent Registered Public Accounting Firm

The Administrative Committee of the

HSBC-North America (U.S.) Tax Reduction Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the HSBC-North America (U.S.) Tax Reduction Investment Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 2005. These financial statements are the responsibility of the Administrative Committee of the HSBC—North America (U.S.) Tax Reduction Investment Plan (Plan Administrator). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the HSBC-North America (U.S.) Tax Reduction Investment Plan as of December 31, 2005 and 2004, and the changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held as of December 31, 2005 and reportable transactions for the year ended December 31, 2005 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan Administrator. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As described in note 1, the HSBC Bank USA Thrift Incentive Plan merged into the Plan as of January 1, 2005.

/S/ KPMG LLP

July 7, 2006

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

December 31	2005	2004
	in thousands
ASSETS
Total investments	$2,200,369.2	$1,155,970.8

Receivables:
Contributions:
Employer	14.2	13.5
Participant	50.0	15.0
Accrued dividends and interest	2.3	2.3

Total receivables	66.5	30.8

NET ASSETS AVAILABLE FOR PLAN BENEFITS	$2,200,435.7	$1,156,001.6

The accompanying notes are an integral part of these financial statements.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

YEAR ENDED DECEMBER 31	2005	2004
	in thousands
ADDITIONS:
Net investment income:
Net realized gains on investments	$21,327.0	$1,512.0
Net change in unrealized appreciation of investments	16,942.3	82,537.6
Interest income from investments	5,011.2	3,361.0
Interest income from loans	3,632.9	2,304.1
Dividend income from HSBC ADSs	14,249.8	14,976.8
Other dividend income	47,774.8	12,398.6

Net investment income	108,938.0	117,090.1

Contributions:
Employer matching	150,116.6	69,339.7
Participant	188,104.3	86,373.8

Total Contributions	338,220.9	155,713.5

Asset transfer in	765,224.5	—

Total additions	1,212,383.4	272,803.6

DEDUCTIONS:
Participant withdrawals and distributions	167,754.3	75,802.3
Administrative expenses	195.0	792.0

Net increase in assets	1,044,434.1	196,209.3

NET ASSETS AVAILABLE FOR PLAN BENEFITS AT BEGINNING OF YEAR	1,156,001.6	959,792.3

NET ASSETS AVAILABLE FOR PLAN BENEFITS AT END OF YEAR	$2,200,435.7	$1,156,001.6

The accompanying notes are an integral part of these financial statements.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

1. DESCRIPTION OF THE PLAN

The HSBC-North America (U.S.) Tax Reduction Investment Plan (the “Plan”) is a defined contribution plan for eligible employees of participating subsidiaries and affiliates of HSBC North America Holdings Inc. (“HNAH”), including HSBC Finance Corporation and its subsidiaries (“HSBC Finance”), HSBC Bank USA (“HBUS”), and HSBC Technology Services (USA) (“HTSU”). Participants should refer to the summary document for a more complete description of the Plan’s provisions.

General

Effective January 1, 2005, the HSBC Bank USA Thrift Incentive Plan (“TIP”) was merged into the Household International Tax Reduction Investment Plan (“TRIP”) and the plan name was changed to the HSBC-North America (U.S.) Tax Reduction Investment Plan. The plan is funded through a single 401(k) trust with Vanguard Fiduciary Trust Company. Beginning with the year ended December 31, 2005, both plans will be reflected in the single plan.

Contributions

Employees are eligible to participate in the Plan after 30 days of service and at any age. Employees may contribute up to 40% of their total compensation to the Plan each year. Contributions by highly compensated employees (as defined by law) or employees affected by IRS limits may be limited. Employees may elect to make contributions on a pre-tax, after-tax basis, or rollover. Pre-tax contributions are taken out of an employee’s pay before taxes are deducted. After-tax contributions are taken out of an employee’s pay after it is taxed. Rollover is for lump-sum payments (pre-tax or after-tax) from another employer’s qualified plan into a “rollover account” in the Plan. Effective for Plan years beginning on or after January 1, 2002, each eligible participant who has attained age 50 before the close of the Plan year shall be eligible to contribute additional funds or pre-tax catch-up contributions up to IRS limits. There is no Company match on catch-up contributions. After one year, each participant’s contribution, other than catch-up contributions, is matched by employer contributions at a rate of 3% of compensation for a participant contribution of 1% and at a one for one match on additional contributions up to 4% of compensation. In total, a participant who makes a contribution of 4% of his compensation will receive an employer matching contribution of 6% of their compensation.

Employer-matching contributions are made in cash and invested in accordance with the participant’s investment elections. These contributions continue to be fully vested.

If certain conditions are satisfied, a participant’s after-tax contributions may be withdrawn at any time whereas pre-tax contributions and employer matching contributions made on or after January 1, 1999 may not be withdrawn except for an immediate financial hardship, termination of employment or attainment of age 59 1/2. Employer matching contributions made prior to 1999 may be withdrawn after five years of plan participation. If the participant is under age 59 1/2, the withdrawal is subject to a 10% penalty. Distributions may be made as a single sum distribution only.

HNAH has the right to discontinue or modify its contributions at any time.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

1. DESCRIPTION OF THE PLAN (continued)

Investments

Participants may elect to invest their employee contributions in various funds. At December 31, 2005, the funds available for investment were the Vanguard Target Retirement Income Fund; Vanguard Target Retirement 2005 Fund; Vanguard Target Retirement 2015 Fund; Vanguard Target Retirement 2025 Fund; Vanguard Target Retirement 2035 Fund; Vanguard Target Retirement 2045 Fund; HSBC Investor Money Market Fund-Class D; Vanguard Retirement Saving Trust; Vanguard Inflation-Protected Securities Fund; Vanguard Total Bond Market Index Fund; Dodge and Cox Fund; Cambiar Opportunity Fund-Institutional Class; Vanguard 500 Index Fund; Vanguard PRIMECAP Fund; Goldman Sachs Small Cap Value Fund A shares; Turner Small Cap Equity Fund; Century Small Cap Select Fund, HSBC Investor International Equity FundAdvisor Class; Columbia Marsico International Opportunities Fund.

Participant Loans

Loans to participants are available under the Plan. A $40 loan fee is deducted from the amount borrowed when the loan is made. Each loan must be for an amount not less than $250 ($1,000 for residential loans) up to a maximum equal to the lesser of $50,000 or 50 percent of the participant’s account balance. No more than two non-residential loans and one loan for the construction or acquisition of a principal residence may be outstanding at any time. Loans are secured by the participant’s account balance. Loans must be repaid within four and a half years except that, at the Administrative Committee’s (“Committee”) discretion, loans for the construction or acquisition of a participant’s principal residence may be made for a term of up to 25 years. However, all loans become due upon severance of the participant’s employment. The Committee will determine the interest rate to be charged on each loan. Prepayment of a loan in full is allowed at any time without penalty.

Administrative expenses

The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). The Vanguard Fiduciary Trust Company and the Vanguard Group of Investment Companies are the trustee and record keeper of the Plan, respectively, of which certain Plan investments are shares of mutual shares managed by the Vanguard Group of Investment Companies, therefore, these transactions qualify as party-in-interest transactions. The Plan sponsor paid approximately $195,000 and $792,000 in 2005 and 2004, respectively, of the expenses related to the administration of the Plan. Expenses related to the administration of the HSBC ADS Fund (and prior to March 28, 2003, the Household International, Inc. Common Stock Fund) were netted from the investment income allocable to the Plan participants. In 2005 and 2004, $342,284 and $382,518 respectively, were netted from the HSBC ADS Fund’s investment income.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are 100 percent vested in their contributions and earnings and/or losses on those contributions. In addition, once the Company begins matching contributions (after one year), the Participant is 100 percent vested in their entire TRIP account.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

Payment of Benefits

On termination of services due to any reason, including retirement or long-term disability, the full value of Participant’s Plan account can be paid to the Participant. In the event of death, the benefit will be paid to the beneficiary. When eligible to receive payment of account, the benefit will be paid as lump sum as a Direct Rollover or Distribution to Participant subject to IRS penalties if under 59 1/2 and not rolled into an IRA or other eligible retirement.

2. SUMMARY OF ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Committee to make estimates and assumptions that affect the amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Basis of Accounting

The Plan is accounted for on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Investment valuation and income recognition

Short-term investments are carried at cost, which approximates fair value. All other investments (except the Vanguard Retirement Savings Trust; see Note 3) are carried at fair value, determined by quoted market prices.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net realized gain (loss) is the difference between the selling price of an investment and the average cost of that investment. This average is based on revalued cost. Under this method, the cost of a security is equal to its market value at the beginning of the plan year or its acquisition cost if acquired during the plan year.

Unrealized appreciation (depreciation) of investments is the difference between the market value of an investment at the end of the plan year and the market value of the same investment at the beginning of the plan year or at its acquisition date if acquired during the plan year.

Payment of Benefits

Benefits are recorded in the financial statements when paid.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

3. COMMON COLLECTIVE TRUST

The Vanguard Retirement Savings Trust is a tax-exempt collective trust invested primarily in investment contracts and similar fixed-principal investments.

The investment contracts held by the Plan are benefit-responsive and are carried at contract value which represents contributions made under the contracts, plus interest at contract rates, less withdrawals and administrative expenses. The contract value approximates the fair value of the contracts. The average yield for the Vanguard Retirement Savings Trust Fund was 4.02% and 4.17% for 2005 and 2004, respectively. The crediting rate was 4.18% and 4.17% at December 31, 2005 and 2004, respectively. The Vanguard Retirement Savings Trust Fund operates in a manner similar to a mutual fund, where the investments of the Fund are in various investment contracts whose mix can change daily. The Vanguard Retirement Savings Trust Fund has no minimum crediting interest rate. No valuation reserves were considered necessary at December 31, 2005 or 2004.

4. RECONCILIATION TO FORM 5500

The following is a reconciliation of net assets available for plan benefits per the financial statements at December 31, 2005 and 2004 to Form 5500:

	2005	2004
	in thousands
Net assets available for plan benefits per the financial statements	$2,200,435.7	$1,156.001.6
Amounts allocated to withdrawing participants	(2,929.9)	(1,061.7)

Net assets available for plan benefits per the Form 5500	$2,197,505.8	$1,154,939.9

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2005 to Form 5500:

Benefits paid to participants per the financial statements	$167,754.3
Add: Amounts allocated to withdrawing participants at December 31, 2005	2,929.9
Less: Amounts allocated to withdrawing participants at December 31, 2004	(1,061.7)

Benefits paid to participants per Form 5500	$169,622.5

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2005, but not yet paid as of that date.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

5. TAX STATUS OF THE PLAN

The Plan operates as a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Qualification of the Plan means that a participant will not be subject to federal income taxes on pre-tax contributions and employer matching contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the participant or are distributed to the participant’s beneficiary in the event of the participant’s death. The Plan has received a favorable determination letter dated December 10, 2002 from the Internal Revenue Service that the Plan is qualified under the Code. Although the plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the code.

6. INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets.

December 31	2005	2004
	in thousands
HSBC ADS Fund	$305,404.4	$375,394.2
Vanguard Retirement Savings Trust	143,961.0	96,077.1
Vanguard Primecap Fund	275,336.4	—
Dodge&Cox Stock Fund	265,034.3	—
HSBC Investment for Money Market Fund-Class D	228,338.9	—
Vanguard 500 Index Fund	267,465.9	—

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

Year Ended December 31,	2005	2004
	in thousands
HSBC ADS Fund (B)	$(20,255.7)	$27,053.6
Vanguard Retirement Savings Trust	—	—
Mutual funds	58,525.1	56,995.9

	$38,269.4	$84,049.5

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

7. Plan Termination

The Committee expects to continue the Plan indefinitely. Nevertheless, it maintains the right to suspend or discontinue Company contributions and/or terminate the Plan at any time and for any reason, to the extent permitted by law. In addition, it may amend or modify the Plan from time to time to the extent permitted by law. Any changes will be communicated in writing. In the event of a termination, all vested benefits will be non-forfeitable and will not be returned to HSBC.

8. Risk and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market rate, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available from benefits.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

Schedule H - Line 4i - Schedule of Assets Held (As of December 31, 2005)

In thousands.

IDENTITY OF ISSUER, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT	COST	MARKET VALUE
Foreign Securities:
The Vanguard Group of Investment Companies*	HSBC ADS Fund (A)	$225,668.3	$305,404.4
Common Collective Trust:
The Vanguard Group of Investment Companies*	Retirement Savings Trust	143,961.0	143,961.0
Mutual Funds:
The Vanguard Group of Investment Companies*	Windsor II Fund	.2	.2
The Vanguard Group of Investment Companies	Cambiar Opportunity	54,791.2	55,630.1
The Vanguard Group of Investment Companies*	Vanguard Total Bond Mkt Index	60,499.5	59,850.2
The Vanguard Group of Investment Companies	Century Small Cap	75,126.3	72,823.4
The Vanguard Group of Investment Companies	Columbia MRSC Int Opportunity	50,558.3	59,191.1
The Vanguard Group of Investment Companies*	Primecap Fund	241,783.6	275,336.4
The Vanguard Group of Investment Companies	Dodge&Cox Stock Fund	255,858.4	265,034.3
The Vanguard Group of Investment Companies	Goldman Small Cap	4,514.6	4,337.4
The Vanguard Group of Investment Companies	HSBC Adv:Fixed	38,488.8	36,208.3
The Vanguard Group of Investment Companies	HSBC Adv:Intl Eqty	77,145.9	82,875.4
The Vanguard Group of Investment Companies	HSBC Inv:LTD Mat	9,195.3	8,959.1
The Vanguard Group of Investment Companies	HSBC Inv:MM;D	228,338.9	228,338.9
The Vanguard Group of Investment Companies	Turner Small Cap	4,011.2	4,125.2
The Vanguard Group of Investment Companies*	Vanguard 500 Index	264,665.9	267,465.9
The Vanguard Group of Investment Companies*	Vanguard Inflation-Protected Securities Fund	7,473.0	7,324.3
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2005	11,591.7	11,430.0
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2015	67,549.9	67,682.6
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2025	73,840.3	74,389.6
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2035	51,635.7	52,472.9
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2045	15,462.7	15,761.6
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement Inc	4,048.6	3,999.5
The Vanguard Group of Investment Companies	SRSC Fund	21,096.5	20,776.7
Loans:
Loans to Participants*	Loans to Participants	76,990.6	76,990.7
	(Rates ranging from 4.5% to 13.0%)

Total Assets Held for Investment Purposes		$2,064,296.4	$2,200,369.2

*	Party-in-Interest
(A)	On March 28, 2003, all outstanding shares of Household International, Inc. common stock were converted into HSBC American depository shares. No further participant contributions or company match contributions will be invested in HSBC American depository shares.

See accompanying report of independent registered public accounting firm.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

Schedule H - Line 4j - Schedule of Reportable Transactions (For the Year Ended December 31, 2005)

In thousands.

a. IDENTITY OF PARTY INVOLVED	b. DESCRIPTION OF ASSETS	c. PURCHASE PRICE	d. SELLING PRICE	g. COST OF ASSET	h. MARKET VALUE OF ASSETS AT DATE OF PURCHASE OR SALE	i. NET GAIN/(LOSS)
The Vanguard Group of Investment Companies	Vanguard PRIMECAP	$87,150.4		$87,150.4	$87,150.4
The Vanguard Group of Investment Companies	Dodge & Cox Balanced Fund		$86,170.3	$85,182.0	$86,170.3	$998.3
The Vanguard Group of Investment Companies	HSBC Inv:MM;Y		$170,214.6	$170,214.6	$170,214.6
The Vanguard Group of Investment Companies	Vanguard Fed Money Market		$110,210.9	$110,210.9	$110,210.9
The Vanguard Group of Investment Companies	Vanguard Growth & Income Inv		$106,744.1	$96,464.1	$106,744.1	$10,280.0
The Vanguard Group of Investment Companies	Vanguard Wellington Inv		$122,074.8	$113,501.6	$122,074.8	$8,573.2
The Vanguard Group of Investment Companies	Vanguard Winsdor II Fund Inv		$148,483.4	$124,926.2	$148,483.4	$23,557.2
The Vanguard Group of Investment Companies	Dodge & Cox Stock Fund	$221,487.1		$221,487.1	$221,487.1
The Vanguard Group of Investment Companies	HSBC Inv:MM;D	$254,690.9		$254,690.9	$254,690.6
The Vanguard Group of Investment Companies*	Vanguard 500 Index	$296,018.3		$296,018.3	$296,018.3
The Vanguard Group of Investment Companies*	Vanguard Retirement Saving Trust	$81,630.5		$81,630.5	$81,630.5

Notes:

A.	For purposes of this schedule, a reportable transaction is a transaction or series of transactions of the same issue or with the same person which, in the aggregate, involve an amount in excess of 5% of the market value of Plan assets at the beginning of the year for nonparticipant-directed funds.
B.	Disclosures of “LEASE RENTAL” as required by column e. and “EXPENSES INCURRED WITH TRANSACTIONS” as required by column f. have been omitted as the answer thereto would be “None”.
*	Party-in-Interest

See accompanying report of independent registered public accounting firm.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

Additional Information - Legal Proceedings (For the Year Ended December 31, 2005)

As a result of several headline events that occurred in 2002, certain lawsuits were filed that asserted claims under ERISA on behalf of participants in the Household International Tax Reduction Investment Plan. Those lawsuits have been consolidated into a single purported class action In re Household International, Inc. ERISA Litigation, Master File No. 02 C 7921 (N.D. Ill). The consolidated and amended complaint essentially alleged that Household International and the Administrative and Investment Committee of the Plan, breached their fiduciary duties to the Plan participants and beneficiaries by investing in Household International, Inc. common stock and failing to disclose information to Plan participants. A motion to dismiss the complaint was filed in June 2003, which was partially granted in March 2004. The claims that remained essentially alleged that some or all of the defendants failed to prudently manage plan assets by continuing to invest in, or provide matching contributions of, Household stock. On October 8, 2004, the parties entered into a settlement agreement, which was approved by the Court in November. The settlement provided for a payment of $46.5 million that was paid into Plan accounts after deduction of plaintiff’s legal fees and expenses. The settlement was entirely funded by insurance proceeds.

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of HSBC Finance Corporation:

We consent to the incorporation by reference into HSBC Finance Corporation’s previously filed Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455, No. 33-52211, No. 33-58727, No. 333-00397, No. 333-03673, No. 333-36589, No. 333-39639, No. 333-47073, No. 333-58291, No. 333-58289, No. 333-58287, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198, No. 333-83474 and No. 333-99107 on Form S-8 and Registration Statements No. 33-55043, No. 33-55561, No. 33-64175, No. 333-02161, No. 333-14459, No. 333-47945, No. 333-59453, No. 333-60543, No. 333-72453, No. 333-82119, No. 333-33240, No. 333-45740, No. 333-56152, No. 333-61964, No. 333-73746, No. 333-75328, No. 333-85886, No. 333-111413, No. 33-44066, No. 33-57249, No. 333-01025, No. 333-27305, No. 333-33052, No. 333-53862, No. 333-60510, No. 333-70744, No. 333-100737, No. 333-120494, No. 333-120495, No. 333-120496, No. 333-130580 and No. 333-60510 on Form S-3 of our report dated July 7, 2006, with respect to the statements of net assets available for plan benefits of the HSBC-North America (U.S.) Tax Reduction Investment Plan as of December 31, 2005 and 2004 and the related statements of changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 2005, which report appears in this Annual Report on Form 11-K.

/s/ KPMG LLP

Chicago, Illinois

July 7, 2006